EXHIBIT 99.1

Allied Nevada Vortex Drilling Indicates Discovery of High-Grade
Feeder Zones Intersecting 47 Meters at 0.55 g/t Gold and 578 g/t Silver
(11.21 g/t Gold Equivalent)

Press Release Source: Allied Nevada Gold Corp. On Monday January 11, 2010, 7:53 am EST

RENO, NEVADA--(Marketwire - 01/11/10) - Allied Nevada Gold Corp. ("Allied Nevada" or the "Company") (TSX:ANV - News)(AMEX:ANV - News) is pleased to announce highlights from three recently drilled holes in the area of the Vortex zone at its wholly owned Hycroft mine, located near Winnemucca, Nevada. Core hole 09-3708 intersected high-grade mineralization highlighted by 47 meters grading 0.55 grams per tonne ("g/t") gold and 578 g/t silver (11.21 g/t gold equivalent(1)) with intervals of veins and visible disseminated silver pyrargyrite within a pervasively silicified zone. Reverse circulation hole 09-3656, located approximately 183 meters east of hole 09-3708, returned an interval of 11 meters grading 0.37 g/t gold and 584 g/t silver (11.15 g/t gold equivalent). Hole 09-3656 was intended to be drilled to a similar depth as hole 09-3708, however, drilling difficulties with the reverse circulation rig resulted in the hole being lost within the mineralized zone at a depth of 424 meters.

Hole 09-3768, a core hole located 250 meters to the southwest of hole 09-3708 and for which only partial assays have been received, has encountered a second zone of visible pyrargyrite highlighted by 19 meters grading 0.40 g/t gold and 693 g/t silver (13.19 g/t gold equivalent) including 10 meters grading 0.337 g/t gold and 1,300 g/t silver (24.34 g/t gold equivalent). This hole is still in progress with a target depth of approximately 700 meters to test the continuity of high-grade mineralization. Based on these results, it is management's belief that drilling has tapped into mineralizing feeder systems. The intercepts reported here contain silver grades as high as 22,000 g/t. Vortex mineralization is associated within a rhyolite-hosted hydrothermal breccia and the silver mineralization is primarily contained within pyrargyrite.

"These holes were drilled as part of an infill program to upgrade resources in the Vortex zone. While management has believed since the drilling of the Vortex discovery hole in 2008, that the Vortex zone may be a robust area of higher-than-average grade mineralization, these results are well beyond our expectations," commented Scott Caldwell, President & CEO of Allied Nevada. "These results indicate that we may have only begun to tap into these feeder systems, though further drilling of these anomalies is required to confirm continuity of high-grade mineralization."

Following the completion of the Company's C$100 million financing in August 2009, the Board approved an aggressive, property-wide drill program designed to move a material component of current resources at Hycroft into the reserve category, which began in September 2009. To date, 123 holes have been completed as part of this infill program, for which the Company has received assays for 90 holes. The infill program will not be completed for some time and the Company made a decision to not report on a hole-by-hole basis for this program as the majority of the assays are generally consistent with average grades reported for the property. The drill intercepts listed above returned anomalous results warranting disclosure.

The Vortex zone hosts an inferred resource of 62.0 million tonnes grading 0.78 g/t gold and 48.1 million tonnes grading 68.14 g/t silver for total contained metal of 1.5 million ounces of gold and 105.3 million ounces of silver, as previously disclosed in the May 2009 technical report and is open to the south, west, east and at depth.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the results of exploration drilling and assay programs currently underway at Hycroft; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; resource estimates; estimates of gold and silver grades; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada's lack of operating history; risks that Allied Nevada's exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company's exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada's filings with the U.S. Securities and Exchange Commission (the "SEC") including Allied Nevada's latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Cautionary Note to U.S. Investors Regarding Estimates of Inferred Resources

This press release uses the term "inferred" "resources." We advise U.S. investors that while this term is recognized and required by Canadian regulations, the SEC does not recognize the term. "Inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. The SEC normally only permits issuers to report mineralization that does not constitute "reserves" as in-place tonnage and grade without reference to unit measures. The references to gold and silver in this press release are not permitted under the rules of the SEC. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally mineable.

The technical contents of this news release have been reviewed and verified by Scott Wilson of Scott E. Wilson Mining, an independent consultant for Allied Nevada, who is a Qualified Person as defined by National Instrument 43-101. For further information regarding the quality assurance program and the quality control measures applied, please see the technical report dated May 15, 2009 and filed with SEDAR at www.sedar.com.

For further information on Allied Nevada, please visit the Allied Nevada website at www.alliednevada.com.

(1) Metal prices used for the calculation of gold equivalent are $650 per ounce gold and $12 per ounce silver for a conversion factor of 1:54.1667.

Contact:

Allied Nevada Gold Corp.

Scott Caldwell

President & CEO

(775) 358-4455

Allied Nevada Gold Corp.

Tracey Thom

Vice President, Investor Relations

(416) 409-6007

www.alliednevada.com